Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

United Bankshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $2.50 par value	Rule 457 (c)	7,957,660(1)	N/A	$206,633,909.86(2)	$147.60 per million	$30,499.17(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$206,633,909.86		$30,499.17

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$30,499.17

(1)

Represents the estimated maximum number of shares of United Bankshares, Inc., or United Bankshares, common stock, par value $2.50 per share, that could be issued to holders of Piedmont Bancorp, Inc., or Piedmont, in connection with the merger between United Bankshares and Piedmont described in the Form S-4 to which this document is an exhibit, which number may be higher or lower in accordance with the formula described below. This number is based on (a) the number of shares of Piedmont common stock outstanding and reserved for issuance as of June 30, 2024, which includes shares issuable pursuant to Piedmont restricted stock and Piedmont restricted stock units and warrants assumed by United Bankshares upon completion of the merger, and (b) a share exchange ratio of 0.300 of a share of United Bankshares common stock, solely for purposes of calculating the registration fee, issuable in exchange for each of those shares of Piedmont common stock in accordance with the Agreement and Plan of Merger, dated May 9, 2024, by and between United Bankshares and Piedmont attached to this prospectus and proxy statement as Appendix A, or the merger agreement. If both (i) the average of the closing sale prices of United common stock (the “Average United Stock Price”), as reported on Nasdaq during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the latest of (A) the date on which the last regulatory approval necessary is received (and any statutory waiting period in respect thereof has expired) or (B) the date on which Piedmont shareholders approve the merger (the “Determination Date”) is less than $27.42, and (ii) (1) the quotient of the Average United Stock Price divided by $34.27, is less than 80% of (2) the quotient of the average of the daily current market price of the KBW Regional Banking Index (the “Index”), for the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date divided by the closing price for the Index on May 9, 2024 of $101.76, then Piedmont may terminate the merger agreement unless United Bankshares agrees to increase the number of shares to be issued to the holders of Piedmont common stock or pay additional cash consideration. In the event United Bankshares increases the number of shares to be issued to the holders of Piedmont common stock, United Bankshares will file a separate registration statement with respect to such additional shares of United Bankshares to be issuable upon completion of the merger.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(2) of the Securities Act, based on a rate of $147.60 per $1,000,000 of the proposed maximum aggregate offering price. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the book value of shares of Piedmont common stock (the securities to be cancelled in the merger) as follows: the product of (1) $7.79, the book value per share of Piedmont common stock on June 30, 2024 and (2) 26,525,534, the estimated maximum number of shares of Piedmont common stock outstanding and reserved for issuance as of June 30, 2024.